UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2009

INCONTACT, INC.

(Exact name of registrant as specified in its charter)

1-33762
(Commission File No.)

Delaware	87-0528557
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

7730 S. Union Park Ave., Suite 500, Midvale, Utah 84047

(Address of principal executive offices)

(801) 320-3200

(Registrant’s telephone number)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Section (b) and (c)

On March 11, 2009, inContact, Inc., and Brian S. Moroney, Executive Vice President and Chief Financial Officer, agreed his service in that position will terminate effective March 15, 2009, and his employment with inContact will end March 31, 2009.

Gregory S. Ayers has been elected by the Board of Directors to the position of Executive Vice President and Chief Financial Officer effective March 16, 2009, pursuant to an agreement reached March 12, 2009, after inContact completed its screening procedures.

Mr. Ayers, age 47, was a self-employed financial consultant from February 2008 to March 2009. From November 2005 to January 2008, Mr. Ayers served as Chief Financial Officer of ZARS Pharma, Inc., a private specialty pharmaceutical company based in Salt Lake City, Utah, that focuses on the development and commercialization of topically administered drugs. Prior to joining ZARS Pharma, Mr. Ayers served as Chief Financial Officer of PhereSys Therapeutics (now Hemotherapeutics, Inc.) a private medical services company based in Woodland Hills, California, from May 2005 to November 2005. From February 2004 to March 2005, Mr. Ayers was the Chief Financial Officer of Intransa, Inc., a private information technology company based in San Jose, California. Mr. Ayers holds a BBA from Stetson University and is a Certified Public Accountant.

The principal terms of employment for Mr. Ayers provide for:

●	Base salary of $195,000 per year;
●	Participation in the 2009 Executive Bonus Plan for the last three quarters of 2009 beginning April 1, 2009;
●	Stock option issued March 16, 2009, under inContact’s 2008 Equity Incentive Plan for the purchase of 325,000 common shares at an exercise price of $1.78 per share, vesting in three equal annual installments with the first installment vesting March 16, 2010, and exercisable over a term of five years from March 16, 2009;
●	After six months of employment as Chief Financial Officer, Mr. Ayers is entitled to receive severance payments equal to nine months of compensation on the same terms as inContact’s existing Executive Officer Severance Agreement, and after one year of employment as Chief Financial Officer, Mr. Ayers is entitled to receive severance payments equal to 18 months of compensation under the terms of the Executive Officer Severance Agreement; and
●	Participation in benefit and other plans available to inContact executive officers.

Section (e)

On March 11, the Board of Directors ratified under the Annual Executive Stock Option Plan adopted in March 2007, options for each of Frank Maylett, Executive Vice President of Sales, and Steve Zobell, Chief Technology Officer, to purchase 50,000 common shares at an exercise price of $1.69 per share, subject to vesting over three years, that expire March 6, 2014. The options are awards under the 2008 Equity Incentive Plan. After ratification of the awards, the Board of Directors, upon the recommendation of the Compensation Committee, voted to terminate the Annual Executive Stock Option Plan, so that no further options will accrue or be issued to executive officers under that plan in March 2010 or thereafter.

Also on March 11, 2009, the Board of Directors approved, upon the recommendation of the Compensation Committee, the following stock options for executive officers:

1.	Paul Jarman, President and Chief Executive Officer, an option to purchase 100,000 common shares,
2.	Scott Welch, Executive Vice President and Chief Operating Officer, an option to purchase 60,000 common shares,
3.	Frank Maylett, Executive Vice President of Sales, an option to purchase 25,000 common shares, and
4.	Steve Zobell, Chief Technology Officer, an option to purchase 75,000 common shares,

With the following terms and conditions:

●	Exercise price is $1.76 per share;
●	Vesting in three equal annual installments with the first installment vesting March 11, 2010;
●	Exercisable over a term of five years ending March 11, 2014;
●	Subject to the condition that 50% of the options are subject to forfeiture if the Compensation Committee determines in its sole discretion on or before August 7, 2009, that the performance of inContact for the six-month period ending June 30, 2009, is not satisfactory (based on whatever standard the Committee deems appropriate) in relation to the 2009 budget and business objectives of inContact (provided, that any such forfeiture imposed on one of the stated option recipients must be imposed on all); and
●	Subject to the condition that 50% of the options are subject to forfeiture if the Compensation Committee determines in its sole discretion on or before March 12, 2010, that the performance of inContact for the year ending December 31, 2009, is not satisfactory in relation to the 2009 budget and business objectives of inContact (provided, that any such forfeiture imposed on one of the stated option recipients must be imposed on all).

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INCONTACT, INC.

Date: March 17, 2009	By:	/s/ Paul Jarman
Paul Jarman, Chief Executive Officer